Exhibit 3.1

AMERICAN FINANCE TRUST, INC.

ARTICLES OF AMENDMENT

American Finance Trust, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Company (the “Charter”) is hereby amended to change the name of the Company to “The Necessity Retail REIT, Inc.”  All references in the Charter to “American Finance Trust, Inc.” are hereby changed to “The Necessity Retail REIT, Inc.”

SECOND: The amendment to the Charter as set forth above has been duly approved by at least a majority of the entire Board of Directors as required by law. The amendment set forth herein is made without action by the stockholders of the Company, pursuant to Section 2-605(a)(1) of the Maryland General Corporation Law.

THIRD: The Board of Directors of the Company adopted a resolution authorizing James A. Tanaka, as a designee of the Chief Executive Officer and the Chief Financial Officer of the Company, to attest these Articles of Amendment.

FOURTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Company and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

-signature page follows-

IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Financial Officer and attested to by an authorized person on this 10th day of February, 2022.

ATTEST:	AMERICAN FINANCE TRUST, INC.

/s/ James A. Tanaka	By:	/s/ Jason F. Doyle	(SEAL)
Name: James A. Tanaka	Name:	Jason F. Doyle
Title: Authorized Person	Title:	Chief Financial Officer, Secretary and Treasurer